EXHIBIT 99.1

AGREEMENT OF JOINT FILING

The undersigned hereby agree that the statement on Schedule 13D/A filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

March 27, 2013	/s/ Jamie Tseng
JAMIE TSENG

UNI-BRIGHT TECHNOLOGY LIMITED

/s/ Jamie Tseng
By: JAMIE TSENG
Its: CHIEF EXECUTIVE OFFICER